Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal 2013 Results

  2013 revenues increased 8.8 percent to nearly $2.3 billion
  Fourth quarter 2013 revenues increased 18.5 percent to $598.1 million
  Balance Sheet remains strong with $346.3 million in cash and marketable securities
  Total contract backlog at December 31, 2013, of $2.5 billion
  Company completes 2010 Enterprise Improvement Plan (EIP); total restructuring and impairment charges of $52.1 million in fourth quarter1

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 27, 2014--Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $36.4 million for the year ended December 31, 2013, compared with net income of $45.3 million in the prior year. Diluted earnings per share (EPS) for the year was a loss of $0.94 compared to $1.15 in 2012.

Granite reported a net loss of $28.9 million for the quarter ended December 31, 2013, compared to net income of $18.0 million in the fourth quarter of 2012. Diluted EPS in the quarter was a loss of $0.74 compared to $0.46 in the prior-year period.

Fourth quarter and full-year 2013 results include the impact of the 2010 EIP charges. Excluding the impact of these charges, Granite’s diluted EPS was $0.02 and a loss of $0.17 respectively, for the fourth quarter and year ended December 31, 2013.

“Our teams finished the year with a continued focus on improving execution across all of our businesses. Our backlog entering 2014 is excellent, and the bidding pipeline is as large and robust as we have ever seen,” said James H. Roberts, President and CEO of Granite Construction Incorporated. “Our business leaders are tasked with managing operations in varied cyclical environments, and we are focused on driving the improvements necessary to generate the returns we expect for our shareholders.”

Fiscal Year 2013 Highlights:

Total Company

  Revenues for the year increased 8.8 percent to $2.3 billion, compared with $2.1 billion in 2012.
  Gross profit margin was 8.2 percent compared with 11.3 percent in 2012 due primarily to decreased gross profit in the Large Project segment, which offset an increase in Construction segment margins.
  Selling, general and administrative (SG&A) expenses for the year were $199.9 million, compared with $185.1 million last year. The increase reflects the addition of Kenny. SG&A expenses as a percentage of revenue were 8.8% in 2013, down slightly from 8.9% in 2012.
  Total contract backlog at December 31, 2013, was $2.5 billion compared with $1.7 billion a year ago. The increase in contract backlog in 2013 reflects the addition of the Tappan Zee Bridge project in New York, the IH-35E highway reconstruction project in Texas, the I-40/440 project in North Carolina, as well as an overall increase in Construction segment backlog.

Construction

  Construction revenues in 2013 increased 27.1% to nearly $1.3 billion, up from nearly $1.0 billion in 2012, driven primarily by the addition of Kenny, improved performance in some Western markets, and partially offset by a revenue decline in California.
  Gross profit margin was 8.5 percent compared with 7.9 percent a year ago. Kenny accounted for the majority of the increase.

Large Project Construction

  Large Project Construction revenue for the year decreased 9.9 percent to $777.8 million from $863.2 million in 2012, driven primarily by the timing of new projects.
  Gross profit margin was 9.2 percent compared with 17.2 percent in 2012 primarily reflecting negative revisions in estimates on a project in Washington State, and by timing of overall project portfolio progression.

Construction Materials

  Construction Materials revenue in 2013 was $237.8 million compared with $230.6 million last year. The 3.1 percent increase is due primarily to improved volume from 2012.
  Gross profit margin in 2013 was 2.9 percent, compared with 3.3 percent in 2012, reflecting product mix and varied market conditions across the West.

Fourth Quarter 2013 Highlights

Total Company

  Revenue for the fourth quarter of 2013 increased 18.5 percent to $598.1 million compared with $504.8 million last year.
  Gross profit margin in the fourth quarter was 8.3 percent compared with 11.3 percent in 2012, as decreased gross profit in the Large Project Construction and Construction segments more than offset an increase in Construction Materials segment gross profit.
  SG&A expenses for the fourth quarter of 2013 decreased about $6.9 million to $50.5 million reflecting a decrease in pre-bid costs, incentive compensation, and as a result of non-recurring fourth quarter 2012 Kenny-related acquisition costs.
  Operating loss was $48.4 million in the quarter, compared to operating income of $21.7 million in the fourth quarter of 2012. Fourth quarter 2013 operating income includes the impact of $52.2 million in restructuring and impairment charges related to the EIP.

Construction

  Construction revenue for the fourth quarter 2013 increased 25.3 percent to $294.9 million, compared with $235.3 million last year.
  Gross profit margin was 6.2 percent, compared with 7.7 percent a year ago as weaker performance in certain Western markets outweighed a positive impact from Kenny.

Large Project Construction

  Large Project Construction revenue in the fourth quarter of 2013 increased 11.2 percent to $238.5 million, compared with $214.6 million last year.
  Gross profit margin for the quarter was 12.4 percent, compared with 18.7 percent in 2012. The decrease reflects timing of overall project portfolio progression.

Construction Materials

  Construction Materials revenue in the fourth quarter of 2013 increased 17.8 percent to $64.6 million, compared with $54.9 million last year.
  Gross profit margin was 2.6 percent, compared with a loss of 2.7 percent in 2012, as a result of overall improved performance.

Outlook

“Trends in company backlog, project funding and financing, and private construction all have improved since last year, and diversification opportunities in power, tunnel, and underground also are providing Granite with solid footing for growth. Our more than $2.5 billion of backlog at the end of 2013 reflects a diverse, healthy portfolio of projects, which we will look to grow further in 2014,” Roberts said. “This year, we expect to bid on more than $13 billion of large projects, and, beyond 2014, we are tracking an additional $20 billion in large projects. Funding and financing stability is critical to improve progress on important infrastructure investment, at federal, state and local levels.

“Many of our traditional Western markets continue to operate in a highly competitive environment. We continue to recover in these markets, but at a slower pace than anticipated over the past couple years. In regions showing signs of broad economic improvement, signs of private construction recovery are evident. Our Construction and Construction Materials businesses are expected to perform substantially better in 2014 than 2013, in line with overall economic improvement in the states we serve,” said Roberts.

1 The Company completed its 2010 Enterprise Improvement Plan in the fourth quarter of 2013, which resulted in $52.1 million of restructuring and impairment charges related to assets in the Real Estate and Construction Materials segments. Please refer to the description and non-GAAP reconciliation of these charges in the attached table. For additional information, please refer to, Note 11 of “Notes to the Consolidated Financial Statements” and “Restructuring and Impairment Charges (Gains), Net” under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Granite Construction Incorporated 10-K, which is expected to be filed with the Securities and Exchange Commission in early March.

Conference Call

Granite will conduct a conference call today, February 27, 2013, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended December 30, 2013. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm. The live conference call may be accessed by calling (877) 643-7158; international callers may dial (914) 495-8565. The conference ID for the live call is 66604841. The call will be recorded and available for replay approximately two hours after the live audio webcast through March 6, 2014 by calling (855) 859-2056. The conference ID for the replay is also 66604841; international callers may dial (404) 537-3406.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Incorporated in 1922, Granite serves public- and private-sector clients on projects both small and large. Granite’s project teams represent some of the best in the industry serving owners in the transportation, power, federal, tunneling, underground, and industrial/mining and water resources markets. In 2013, the Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the fourth year in a row. For more information please visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

December 31,	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$229,121	$321,990
Short-term marketable securities	49,968	56,088
Receivables, net	313,598	325,529
Costs and estimated earnings in excess of billings	33,306	34,116
Inventories	62,474	59,785
Real estate held for development and sale	12,478	50,223
Deferred income taxes	55,874	36,687
Equity in construction joint ventures	162,673	105,805
Other current assets	30,711	31,834
Total current assets	950,203	1,022,057
Property and equipment, net	436,859	481,478
Long-term marketable securities	67,234	55,342
Investments in affiliates	32,480	30,799
Goodwill	53,799	55,419
Other noncurrent assets	76,580	84,392
Total assets	$1,617,155	$1,729,487
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$21	$8,353
Current maturities of non-recourse debt	1,226	10,707
Accounts payable	160,706	202,541
Billings in excess of costs and estimated earnings	138,375	139,692
Accrued expenses and other current liabilities	197,242	169,979
Total current liabilities	497,570	531,272
Long-term debt	270,127	270,148
Long-term non-recourse debt	6,741	922
Other long-term liabilities	48,580	47,124
Deferred income taxes	7,793	8,163
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,917,728 shares as of December 31, 2013 and 38,730,665 shares as of December 31, 2012	389	387
Additional paid-in capital	126,449	117,422
Retained earnings	655,102	712,144
Total Granite Construction Incorporated shareholders’ equity	781,940	829,953
Non-controlling interests	4,404	41,905
Total equity	786,344	871,858
Total liabilities and equity	$1,617,155	$1,729,487

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenue
Construction	$294,910	$235,303	$1,251,197	$984,106
Large project construction	238,544	214,572	777,811	863,217
Construction materials	64,645	54,888	237,752	230,642
Real estate	—	18	141	5,072
Total revenue	598,099	504,781	2,266,901	2,083,037
Cost of revenue
Construction	276,523	217,155	1,144,823	906,143
Large project construction	208,865	174,456	706,003	714,799
Construction materials	62,960	56,349	230,799	223,070
Real estate	—	13	13	4,266
Total cost of revenue	548,348	447,973	2,081,638	1,848,278
Gross Profit	49,751	56,808	185,263	234,759
Selling, general and administrative expenses	50,447	57,298	199,946	185,099
Restructuring and impairment charges (gains), net	52,162	(1,200)	52,139	(3,728)
Gain on sales of property and equipment	4,477	20,954	12,130	27,447
Operating (loss) income	(48,381)	21,664	(54,692)	80,835
Other (expense) income
Interest income	675	486	1,785	2,626
Interest expense	(3,306)	(2,033)	(14,386)	(10,603)
Equity in income of affiliates	1,031	1,608	1,304	1,988
Other income, net	330	2,316	1,960	6,183
Total other (expense) income	(1,270)	2,377	(9,337)	194
(Loss) income before (benefit from) provision for income taxes	(49,651)	24,041	(64,029)	81,029
(Benefit from) provision for income taxes	(16,396)	5,667	(19,263)	21,109
Net (loss) income	(33,255)	18,374	(44,766)	59,920
Amount attributable to non-controlling interests	4,357	(387)	8,343	(14,637)
Net (loss) income attributable to Granite Construction Incorporated	$(28,898)	$17,987	$(36,423)	$45,283

Net (loss) income per share attributable to common shareholders:
Basic(1)	$(0.74)	$0.46	$(0.94)	$1.17
Diluted(1)	$(0.74)	$0.46	$(0.94)	$1.15
Weighted average shares of common stock:
Basic	38,894	38,534	38,803	38,447
Diluted	38,894	39,207	38,803	39,076

Note:
(1) Computed using the two-class method, except when in a net loss position

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2013	2012
Operating activities
Net (loss) income	$(44,766)	$59,920
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash restructuring and impairment charges, net	44,734	145
Depreciation, depletion and amortization	72,899	56,101
Gain on sales of property and equipment	(12,130)	(27,447)
Change in deferred income tax	(19,557)	6,013
Stock-based compensation	13,443	11,475
Equity in net income from unconsolidated joint ventures	(72,764)	(101,747)
Changes in assets and liabilities, net of the effects of acquisition in 2012	23,521	87,330
Net cash provided by operating activities	5,380	91,790
Investing activities
Purchases of marketable securities	(74,924)	(124,596)
Maturities of marketable securities	63,650	90,100
Proceeds from sale of marketable securities	5,000	75,000
Purchases of property and equipment	(43,682)	(37,622)
Proceeds from sales of property and equipment	25,759	34,392
Acquisition of Kenny, net of cash acquired	(8,382)	(79,640)
Other investing activities, net	931	(188)
Net cash used in investing activities	(31,648)	(42,554)
Financing activities
Proceeds from long-term debt	—	70,495
Long-term debt principal payments	(12,148)	(11,751)
Cash dividends paid	(20,210)	(20,117)
Purchase of common stock	(5,896)	(4,853)
Contributions from non-controlling partners	5,117	107
Distributions to noncontrolling partners	(34,600)	(16,095)
Other financing activities, net	1,136	(2,022)
Net cash (used in) provided by financing activities	(66,601)	15,764
(Decrease) increase in cash and cash equivalents	(92,869)	65,000
Cash and cash equivalents at beginning of period	321,990	256,990
Cash and cash equivalents at end of period	$229,121	$321,990

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended December 31,				Years Ended December 31,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2013
Revenue	$294,910	$238,544	$64,645	$—	$1,251,197	$777,811	$237,752	$141
Gross profit	18,387	29,679	1,685	—	106,374	71,808	6,953	128
Gross profit as a percent of revenue	6.2%	12.4%	2.6%	—%	8.5%	9.2%	2.9%	90.8%

2012
Revenue	$235,303	$214,572	$54,888	$18	$984,106	$863,217	$230,642	$5,072
Gross profit (loss)	18,148	40,116	(1,461)	5	77,963	148,418	7,572	806
Gross profit (loss) as a percent of revenue	7.7%	18.7%	(2.7)%	27.8%	7.9%	17.2%	3.3%	15.9%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	December 31, 2013		December 31, 2012

Construction	$681,415	27.0%	$632,420	37.0%
Large project construction	1,845,336	73.0%	1,076,341	63.0%

Total	$2,526,751	100.0%	$1,708,761	100.0%

GRANITE CONSTRUCTION INCORPORATED
Non-GAAP Information(1)
(Unaudited - dollars in thousands)

	Q4 2013	YTD 2013
Net Loss attributable to Granite Construction Incorporated	$(28,898)	$(36,423)
Restructuring and impairment charges
Real Estate	31,113	31,090
Construction Materials	21,049	21,049
Total restructuring and impairment charges	52,162	52,139
Amount attributable to non-controlling interests (Real Estate Impairments)	(3,919)	(3,919)
Benefit from impairment taxes	(18,452)	(18,452)

Non-GAAP adjustment for impairment	29,791	29,768

Non-GAAP net income (loss) before restructuring and impairment charges	$893	$(6,655)

EPS
GAAP Net loss per share attributable to common shareholders:
Basic	$(0.74)	$(0.94)
Diluted	$(0.74)	$(0.94)

Non-GAAP impact - Restructuring and impairment charges:
Basic	$(0.77)	$(0.77)
Diluted	$(0.74)	$(0.77)

Non-GAAP EPS - Excluding restructuring and impairment charges:
Basic	$0.02	$(0.17)
Diluted	$0.02	$(0.17)

Weighted average shares of common stock:
Basic	38,894	38,803
Diluted	40,119	38,803

Note:
(1) The table on this page contains the non-GAAP financial measure of diluted earnings per share excluding restructuring and impairment charges associated with the 2010 Enterprise Improvement Plan. Management believes that diluted earnings per share excluding these charges provides a useful measure in evaluating the Company's ability to generate earnings from operations and that providing such measure will allow investors to more readily compare the earnings (loss) referred to in the press release to the earnings (losses) experienced by the Company in past and future periods. Management believes that excluding these charges is particularly useful where the amounts of such charges are not consistent in the periods presented. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

CONTACT:
Granite Construction Incorporated
Ron Botoff, 831-728-7532